CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Summary of Financial Data” and to the use of our report dated March 2, 2007 in the Registration Statement (Form SB-2 dated April 16, 2007) and related Prospectus of Voice Mobility International Inc. for the registration of 25,228,872 shares of its common stock.

/s/ Ernst & Young LLP

Vancouver, Canada	Chartered Accountants

April 16, 2007

CW1159199.1